Exhibit 99.1

Investor Relations:	Industry Analysts / Trade and Business Press:
Brian Norris	Rich Williams
Acme Packet	Connect2 Communications
+1 781-328-4790	+1 919-554-3532
bnorris@acmepacket.com	rmwilliams@connect2comm.com

Acme Packet Appoints Peter Minihane as Chief Financial Officer and Treasurer

BURLINGTON, MA. – September 3, 2008 — Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced the appointment of Mr. Peter Minihane to the position of Chief Financial Officer and Treasurer effective September 18, 2008.

Mr. Minihane, 59, will assume global responsibility for the Company’s accounting, finance, and investor relations functions.  Mr. Minihane joins Acme Packet from Colubris Networks where he served as Chief Financial Officer.  Colubris Networks is a global provider of intelligent wireless local area networks for enterprises and service providers.  In February 2008, Acme Packet announced that Mr. Keith Seidman, the Company’s current Chief Financial Officer and Treasurer, planned to retire from the Company following a successful search for a new Chief Financial Officer.  Mr. Seidman will remain with the Company until a successful transition period under Mr. Minihane has been completed.

“We are delighted to welcome Peter to the management team,” said Mr. Andy Ory, President and Chief Executive Officer of Acme Packet, Inc.  “Peter brings over 35 years of executive experience building and leading high-growth technology companies.  I believe Peter’s thoughtful financial and strategic leadership will be a critical catalyst in the Company’s next wave of growth.”

“I’m excited to be joining Acme Packet, the leader in the session border controller market – one of the most dynamic markets within the communications equipment industry,” said Mr. Peter Minihane.  “I look forward to leveraging my executive experience in both finance and operations for leading high-growth technology companies to extend Acme Packet’s leadership position in the SBC market.”

Prior to joining Colubris Networks in 2007, Mr. Minihane was Chief Financial Officer and Chief Operating Officer of StarBak Communications, a streaming media company, where he led the company through multiple financing rounds with major venture capital investors.  Prior to StarBak, Mr. Minihane served various roles – ranging from President, Chief Operating Officer and Chief Financial Officer – for Visual Networks, a leading provider of performance management systems for wide area networks.  Previously, Mr. Minihane was Chief Financial Officer and Chief Operating Officer of Microcom, a remote access company, where he led a successful IPO and later a merger with Compaq.  Mr. Minihane’s experience also includes senior finance positions at SKOK Systems, Automatix Inc. and Data General.  Mr. Minihane earned both his Bachelor’s Degree in Finance and his Master’s Degree in Taxation from Bentley College.  He is a Certified Public Accountant in the Commonwealth of Massachusetts.

About Acme Packet, Inc.

Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first class interactive communications—voice, video and multimedia sessions—and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, large enterprise and contact center networks—from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols—SIP, H.323, MGCP/NCS and H.248—and multiple border points—interconnect, access and data center. Our products have been selected by more than 540 customers in 85 countries, including 29 of the top 30, and 84 of the top 100 service providers in the world. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.